Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Finalizes Merger Transaction to Acquire
AlphaInsight Corporation

Expands Systems Integration, Network Services Capabilities in Federal Civilian Market

Arlington, Va., May 1, 2006 - CACI International Inc (NYSE: CAI) announced today that it has finalized its definitive merger agreement to acquire all of the outstanding shares of AlphaInsight Corporation. Headquartered in Falls Church, Virginia, AlphaInsight is an award-winning information technology company that specializes in serving the federal government primarily in the areas of software and systems engineering, network engineering and management, and information assurance and security.

AlphaInsight increases CACI's business with civilian agencies of the federal government, especially at the Departments of State and Justice, and brings additional work with the Departments of Defense and Homeland Security. The company has approximately 360 employees, with 94 percent of its billable employees holding clearances, and 59 percent of these holding a Top Secret clearance or higher. The company recorded approximately $42 million in revenue for its last fiscal year ending December 31, 2005.

AlphaInsight's revenue contribution for the remainder of CACI's fourth quarter is estimated to be $8 million, with operating margins of approximately 14 percent, inclusive of intangible amortization. The company anticipates a contribution in the quarter of approximately $.01 per share. For Fiscal Year 2007, the company estimates revenue of $50 to $52 million and EPS accretion of approximately $.06 to $.07 per diluted share.

Paul Cofoni, CACI's President of U.S. Operations, said, "We welcome the talented team from AlphaInsight Corporation. As members of the CACI family, they will bring us an increased presence at the Department of State and exciting new methodologies in rapid application development. AlphaInsight is well known for its ability in the early adoption of emerging technologies for the benefit of its customers."

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "CACI is a leading strategic consolidator in our market space, and our aggressive mergers and acquisitions (M&A) program continues to be a key driver of our growth. CACI has an outstanding track record of identifying companies that will strengthen our client support and bring long-term value to our company and our shareholders. Our successful AlphaInsight transaction continues CACI's legacy of achievement with our M&A program."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 10,100 employees working in over 130 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates and currency fluctuations failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-K; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com